UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2018

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North High Street, Suite 200 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2018, Verrica Pharmaceuticals Inc. (the “Company”) entered into a Supply Agreement (the “Supply Agreement”) with Funing County Development Brucea Javanica Professional Cooperatives (the “Supplier”), pursuant to which the Supplier has agreed to supply naturally-sourced cantharidin to the Company for a specified fixed price. Naturally-sourced cantharidin is the raw material used to manufacture the active pharmaceutical ingredient in VP-102, the Company’s lead product candidate. Pursuant to the Supply Agreement, the Supplier has agreed that it will not supply cantharidin, any beetles or other raw material from which cantharidin is derived to any other customer in North America, subject to specified minimum annual purchase orders and forecasts.

Pursuant to the Supply Agreement, the Company has provided the Supplier with an initial purchase order, and may submit additional purchase orders from time to time, so long as the purchase orders are at least six months prior to the proposed delivery date.

The term of the Supply Agreement is five years and thereafter will be renewed automatically for 12-month periods, unless terminated by either party at least 12 months prior to the end of the applicable term. In addition, either party has the right to terminate the Supply Agreement under certain circumstances, including (i) upon a material breach of the Supply Agreement if the breaching party has failed to remedy the breach within 45 days or if the breach is not capable of remedy within 45 days or (ii) the other party becomes insolvent or goes into liquidation.

The foregoing is a summary description of certain terms of the Supply Agreement, is not complete and is qualified in its entirety by reference to the text of the Supply Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: July 19, 2018	/s/ Chris Degnan
Chris Degnan
Chief Financial Officer